UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2007

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of June 25, 2007, the registrant’s board of directors elected Kathleen M. Wiltsey as a director and appointed her as a member of the registrant’s compensation committee. The registrant is not aware of any transaction with Ms. Wiltsey requiring disclosure under Item 404(a) of Regulation S-K. Ms. Wiltsey will be paid an annual retainer of $25,000 for her service as a director. Ms. Wiltsey will also receive fees of $1,500 for each special board meeting attended in person, $1,000 for each special board meeting attended telephonically and $1,000 for each special committee meeting attended, whether in person or telephonically. Ms. Wiltsey was also granted, under the registrant’s 2006 Equity Incentive Plan, a stock option to purchase 40,000 shares of the registrant’s common stock at an exercise price per share of $4.47, which was the fair market value of the registrant’s common stock on the date of grant. The stock option vests on the earlier of June 25, 2008 or the date of the registrant’s annual meeting of stockholders in 2008. All of the fees payable to Ms. Wiltsey and the stock option are in accordance with the registrant’s current policy on director compensation. As a non-employee director, Ms. Wiltsey will also be eligible for an annual stock option grant following re-election to the board, which under the registrant’s current policy would be for 20,000 shares of the registrant’s common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

	By:	/s/ Clarke Neumann
Date: June 26, 2007		Clarke Neumann
Vice-President and General Counsel

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